UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 18, 2018
CEC ENTERTAINMENT, INC.
(Exact name of registrant as specified in charter)

Kansas	1-13687	48-0905805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1707 Market Place Blvd, Suite 200 Irving, Texas	75063
(Address of principal executive offices)	(Zip Code)
(972) 258-8507
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On December 18, 2018, Lance A. Milken notified CEC Entertainment, Inc. (the “Company”) of his resignation from the Company’s Board of Directors (the “Board”), on which he served as Chairman, effective December 21, 2018. Pursuant to the same notice, Mr. Milken also resigned from the Audit and Compensation Committees of the Board. Mr. Milken’s resignation was not due to any disagreement with the Company or its management with respect to any matter relating to the Company’s operations, policies or practices.

Appointment of Director

On December 19, 2018, in accordance with the Company’s bylaws, Andrew S. Jhawar was appointed to the Board to serve as Chairman of the Board, effective as of December 21, 2018. In addition, the Board also appointed Mr. Jhawar to serve as Chairman of the Audit and Compensation Committees of the Board.

Mr. Jhawar has advised the Company that, to the best of his knowledge, he is not currently a director of, and does not hold any position with, the Company or any of its subsidiaries. Mr. Jhawar has further advised the Company that, to the best of his knowledge, neither he nor any of his immediate family members (i) has a familial relationship with any directors, other nominees or executive officers of the Company or any of its subsidiaries or (ii) has been involved in any transactions with the Company or any of its subsidiaries, in each case, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, except as disclosed herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEC ENTERTAINMENT, INC.

Date: December 20, 2018	By:	/s/ James A. Howell
James A. Howell
Executive Vice President, Chief Legal and Human Resources Officer

3